EXHIBIT 99.1

CONTACT:	Charles R. Tutterow
Executive Vice President and Chief Financial Officer
864/239-3915

JPS INDUSTRIES, INC. REPORTS IMPROVED SECOND QUARTER

NET INCOME OF $0.09 PER SHARE

GREENVILLE, S.C. (June 15, 2004) – JPS Industries, Inc. (Nasdaq/SC: JPST) today announced results for the second quarter and six months ended May 1, 2004.

For the second quarter of fiscal 2004, JPS reported a net income of $0.9 million, or $0.09 per diluted share, on sales of $38.2 million compared with a net loss of $1.5 million, or $(0.17) per diluted share, on sales of $29.5 million in the second quarter of fiscal 2003. For the quarter, sales increased 29.4%.

For the first six months of fiscal 2004, the Company reported a net income of $0.7 million, or $0.07 per diluted share, on sales of $69.4 million compared with a net loss of $2.1 million, or $(0.23) per diluted share, on sales of $58.3 million for the same period in fiscal 2003.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “We are pleased with our overall performance this quarter. The improved operating income resulted from Stevens® Roofing, Stevens® Urethane and JPS Glass each enjoying revenue line growth and improved manufacturing performance associated with higher production levels. In addition to the improvement in our businesses, we were also gratified to have favorably resolved the Sears lawsuit which was dismissed with prejudice after almost seven years of litigation. This resolution eliminates an issue that has weighed on our Stevens® Roofing unit for far too long.”

Charles R. Tutterow, JPS’s executive vice president and chief financial officer, stated, “We are also pleased to announce that we have entered into a new $25 million Credit Agreement with Wachovia through April 30, 2007. The terms and conditions are similar to our previous credit agreement although the principal financial covenants are now the maintenance of a minimum level of EBITDA and establish a minimum fixed charge coverage ratio. We expect to be in full compliance with all covenants for the foreseeable future.”

In conclusion, Mr. Fulbright stated, “We expect the trend of quarterly improvements, in place now since the third quarter of last year, to continue. Unfortunately, the sustainability and pace of the improvement still has enough uncertainty as to preclude any specific forecast on our part. Along with improving demand, we are also seeing raw material and energy cost increases and it will be our objective to pass along these costs as appropriate to our respective markets. Finally, we remain confident that our solid market positions, our competitive cost structures and our solid balance sheet will give us leverage to take advantage of any further overall market strengthening and other growth opportunities as they occur in each of our businesses.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet the financial obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet Services.

JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 1, 2004	May 3, 2003	May 1, 2004	May 3, 2003
NET SALES	$38,170	$29,493	$69,378	$58,272
COST OF SALES	31,771	25,989	58,209	51,196

Gross profit	6,399	3,504	11,169	7,076

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	4,861	4,868	9,609	9,263

Operating income (loss)	1,538	(1,364)	1,560	(2,187)
Interest expense	199	165	388	320

Income (loss) before income taxes	1,339	(1,529)	1,172	(2,507)

Provision (benefit) for income taxes	475	0	475	(381)

Net income (loss)	$864	$(1,529)	$697	$(2,126)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,349,259	9,294,259	9,330.926	9,293,426

Diluted	9,537,842	9,294,259	9,528,089	9,293,426

Basic earnings (loss) per common share	$0.09	$(0.17)	$0.07	$(0.23)

Diluted earnings (loss) per common share	$0.09	$(0.17)	$0.07	$(0.23)

Depreciation	$1,355	$1,379	$2,676	$2,762

Capital expenditures	$154	$110	$213	$165

Cash taxes paid	$0	$9	$0	$36

JPS INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 1, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash	$251	$661
Receivables	23,118	20,070
Inventory	14,878	13,613
Prepaid expenses and other	4,836	3,468

Total current assets	43,083	37,812

Property, plant and equipment, net	31,400	33,788
Other assets	11,307	11,771

Total assets	$85,790	$83,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,506	$10,062
Accrued salaries, benefits and withholdings	2,166	1,017
Accrued pension costs	4,263	7,446
Other accrued expenses	6,503	3,997
Current portion of long-term debt	1,572	722

Total current liabilities	25,010	23,244

Long-term debt	13,918	14,046
Deferred revenue and postemployment liabilities	41,089	41,045

Total liabilities	80,017	78,335

Shareholders’ equity:
Common stock:
Par value	100	100
Additional paid-in capital	123,226	123,332
Treasury stock (at cost)	(1,749)	(1,895)
Additional minimum pension liability	(49,835)	(49,835)
Accumulated deficit	(65,969)	(66,666)

Total shareholders’ equity	5,773	5,036

Total liabilities and shareholders’ equity	$85,790	$83,371

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